Exhibit 99.1

NETSOL TECHNOLGIES, INC.
CODE OF BUSINESS CONDUCT AND ETHICS
ADOPTED JULY 2, 2004
Amended and Restated on November 4, 2014

I.           INTRODUCTION

One of our Company’s most valuable assets is its integrity. Protecting this asset is the job of everyone in the Company. To that end, we have established this Code of Business Conduct and Ethics. This Code applies to every officer, director and employee. We also expect that those with whom we do business (including our agents, consultants, suppliers and customers) will also adhere to this Code. This Code is designed to help you comply with the law and maintain the highest standards of ethical conduct. This Code does not cover every issue that may arise, but it sets out basic principles and a methodology to help guide you in the attainment of this common goal. Under this Code, the term “director” refers to a member of the Company’s Board of Directors, rather than an employee whose job title designates that employee as a director.

The Code is not a substitution for the Company’s other policies and procedures, including but not limited to, the Company’s Insider Trading policies, Standards of Business Conduct, Policy against Discrimination and Harassment, the Accounting and Finance Policies, Financial Officer Code of Ethics and the Employee Manual.

The Code is a statement of policy and does not, in any way, constitute an employment contract or an assurance of continued employment.  Employees of the Company are employees at-will.

All of the Company’s officers, directors and employees must carry out their duties in accordance with the policies set forth in this Code and with applicable laws and regulations. To the extent that other Company polices and procedures conflict with this Code, you should follow this Code. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action. Depending on the seriousness of the violation and other relevant circumstances, violations of this Code may result in warnings, reprimands, demotion, suspension, termination, or other disciplinary action. Disciplinary action also may apply to an employee’s supervisor who directs or approves the employee’s improper actions, or is aware of those actions but does not act appropriately to correct them. In addition to imposing its own discipline, the Company may also bring suspected violations of law to the attention of the appropriate law enforcement personnel. If you are in a situation or are aware of a situation, which you believe may violate or lead to a violation of this Code, follow the procedures described in Sections 10 and 11 of this Code.

Each of us is responsible for knowing and understanding the guidelines contained in the following pages.  If you have questions, ask them; if you have ethical concerns, raise them.  The General Counsel, who is responsible for overseeing and monitoring compliance with this Code, and the other resources set forth in this Code, are available to answer your questions and provide guidance and for you to report suspected misconduct.  Our conduct should reflect the Company's values, demonstrate ethical leadership, and promote a work environment that upholds the Company's reputation for integrity, ethical conduct and trust.

II.           COMPLIANCE WITH LAWS AND REGULATIONS

The Company seeks to comply with the laws and regulations in all countries in which it operates.

Numerous federal, state and local laws and regulations both in the U.S. and abroad define and establish obligations with which the Company, its employees and agents must comply both in letter and in spirit of the law. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting the Company’s business and in performing your duties for the Company, including those prohibiting discrimination based on age, sex, race, religion or other characteristics. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties, and you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with the Company.

If you believe there is any conflict between this Code and local laws, you should consult the Compliance Officer.

III.   FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

It is of paramount importance to the Company that all disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company is full, fair, accurate, timely and understandable. The Company maintains a Nominating and Corporate Governance Committee to help oversee its public disclosure. You should consult with the Compliance Officer if you have any concerns about the accuracy of any public disclosure. You must take all steps available to assist the Company in these responsibilities consistent with your role within the Company. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the Company’s preparation of its public reports and disclosure.

Any attempt to enter inaccurate or fraudulent information into the Company’s accounting system will not be tolerated and will result in disciplinary action, up to and including termination of employment.

IV.	SPECIAL ETHICS OBLIGATIONS FOR PERSONS WITH FINANCIAL REPORTING RESPONSIBILITIES

Each director, the Chief Executive Officer, President, and all executive officers elected or designated by the board of Directors are Senior Company Representatives. Senior Company Representatives each bear a special responsibility for promoting integrity throughout the Company. Furthermore, the Senior Company Representatives have a responsibility to foster a culture throughout the Company as a whole that ensures the fair and timely reporting of the Company’s results of operation and financial condition and other financial information.

Because of this special role, the Senior Company Representatives are bound by the following Financial Officer Code of Ethics, and by accepting the Code of Business Conduct and Ethics each agrees that he or she will:

•	Perform his or her duties in an honest and ethical manner.

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Refrain from engaging in any activity or having a personal interest that presents an actual or apparent conflict of interest. A “conflict of interest” occurs when a person’s personal interest interferes, or appears to interfere, with the interests of the Company. A conflict situation can arise when a Senior Company Representative takes action or has interests that prevents or interferes with that person’s performing his or her Company duties and responsibilities honestly, objectively, and effectively. Conflicts of interest can also arise when an employee, officer or director, or members of his or her family, exploit the relationship with the Company for personal gain.

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Take all necessary actions to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications.

•	Comply with all applicable laws, rules and regulations of federal, state and local governments.

•	Proactively promote and be an example of ethical behavior in the work environment.

V.            INSIDER INFORMATION AND INSIDER TRADING

You should never trade securities on the basis of confidential information acquired through your employment or fiduciary relationship with the Company and you should never disclose confidential information to someone for the purpose of enabling them to make a profit or avoid a loss trading securities.

Company policy and the laws of the United States and many other countries strictly prohibit any director, officer or employee of the Company, whenever and in whatever capacity employed, from trading Company securities (including equity securities, convertible securities, options, bonds, and derivatives thereon) while aware of material nonpublic information about the Company.  If you become aware of any material nonpublic information, you may not execute any trade in Company securities and you should treat the information as strictly confidential. This prohibition applies to Company securities as well as the securities of any other company about which you acquire material nonpublic information in the course of your duties for the Company.

Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security or the information, if made public, likely would affect the market price of a company's securities.  Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.  “Material information” cannot be defined precisely, since there are many gray areas and varying circumstances.  When doubt exists, you should presume that the information is material and seek the guidance of the Company's Legal Department.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.  It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors.  You should presume that information is nonpublic unless you can point to its official release by the Company.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information.  Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of material nonpublic information should refrain from any trading activity for two full trading days following its official release; shorter or longer waiting periods might be warranted based upon the liquidity of the security and the nature of the information.  In addition, pursuant to the Company's Insider Trading Policy, all directors and officers and some employees may only participate in transactions in the Company's common stock during a time when the Company's trading window is open.

Trading after the conclusion of each reporting period is prohibited to prevent senior management from trading on the open market in the Company’s securities from 15 days after the end of a quarter until two days following the filing of the Company’s report and from 30 days prior to the filing of the Company’s annual report until two days following the filing of the report.  The Company’s other insider trading policies shall be unaffected by this rule and are equally applicable during these “black-out” periods.

In addition to trading while in possession of material nonpublic information, it is illegal and a violation of Company policy to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others.  This applies regardless of whether the “tippee” is related to the employee, officer or director or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

VI.           CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

You must avoid any situation in which your personal interests conflict or even appear to conflict with the Company’s interests. You owe a duty to the Company not to compromise the Company’s legitimate interests and to advance such interests when the opportunity to do so arises in the course of your employment.

You shall perform your duties to the Company in an honest and ethical manner. You shall handle all actual or apparent conflicts of interest between your personal and professional relationships in an ethical manner.

You should avoid situations in which your personal, family or financial interests conflict or even appear to conflict with those of the Company. You may not engage in activities that compete with the Company or compromise its interests. You should not take for your own benefit opportunities discovered in the course of employment that you have reason to know would benefit the Company. The following are examples of actual or potential conflicts:

•	you, or a member of your family, receive improper personal benefits as a result of your position in the Company;

•	You use the Company’s property for your personal benefit;

•	you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

•	you work (whether as an employee or a consultant) for a competitor, customer or supplier simultaneously with your service to the Company;

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you, or a member of your family, have a financial interest in a customer, supplier, or competitor which is significant enough to cause divided loyalty with the Company or the appearance of divided loyalty (the significance of a financial interest depends on many factors, such as size of investment in relation to your income, net worth and/or financial needs, your potential to influence decisions that could impact your interests, and the nature of the business or level of competition between the Company and the supplier, customer or competitor);

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you, or a member of your family, acquire an interest in property (such as real estate, patent or other intellectual property rights or securities) in which you have reason to know the Company has, or might have, a legitimate interest;

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you, or a member of your family, receive a loan or a guarantee of a loan from a customer, supplier or competitor (other than a loan from a financial institution made in the ordinary course of business and on an arm’s-length basis);

•	you divulge or use the Company’s confidential information – such as financial data, customer information, or computer programs – for your own personal or business purposes;

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you make gifts or payments, or provide special favors, to customers, suppliers or competitors (or their immediate family members) with a value significant enough to cause the customer, supplier or competitor to make a purchase; or

•	you are given the right to buy stock in other companies or you receive cash or other payments in return for promoting the services of an advisor, such as an investment banker, to the Company.

Any transaction proposed between the Company and a related party must be submitted to the Company’s Audit Committee for review. The Company will not, directly or indirectly, extend or maintain credit, or arrange for an extension of credit, in the form of a personal loan to or for any executive officer or director.

Non-employee directors shall not directly contact, meet with or have discussions with any employees of the Company other than its executive officers, unless approved on a case-by-case basis by the Company’s Chief Executive Officer or the executive officer to whom the employee ultimately reports.

Neither you, nor members of your immediate family, are permitted to solicit or accept valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors.

Conflicts are not always clear-cut. If you become aware of a conflict described above or any other conflict, potential conflict, or have a question as to a potential conflict, you should consult with your manager or the Company’s Compliance Officer and/or follow the procedures described in Sections 10 and 11 of the Code. If you become involved in a situation that gives rise to an actual conflict, you must inform your manager or the Company’s Compliance Officer of the conflict.

VII.            CONFIDENTIALITY

All confidential information concerning the Company obtained by you is the property of the Company and must be protected.

Confidential information includes, but is not limited to, all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company pursuant to its confidentiality policy or required by law.

Examples of confidential information include, but are not limited to: the Company’s trade secrets; business trends and projections; information about financial performance; new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments, public or private securities offerings; significant personnel changes; and existing or potential major contracts, orders, suppliers, customers or finance sources or the loss thereof.

Your obligation with respect to confidential information extends beyond the workplace. In that respect, it applies to communications with your family members and continues to apply even after your employment or director relationship with the Company terminates.

VIII.           FAIR DEALING

Our goal is to conduct our business with integrity.

You should endeavor to deal honestly with the Company’s customers, suppliers, competitors, and employees. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

Examples of prohibited conduct include, but are not limited to:

•	bribery or payoffs to induce business or breaches of contracts by others;

•	acquiring a competitor’s trade secrets through bribery or theft;

•	making false or deceptive claims or comparisons about competitors or their products or services; or

•	mislabeling products or services.

VIII.            PROTECTION AND PROPER USE OF COMPANY ASSETS

You should endeavor to protect the Company’s assets and ensure their proper use.

Company assets, both tangible and intangible, are to be used only for legitimate business purposes of the Company and only by authorized employees or consultants. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, engineering and manufacturing ideas, designs, databases, Company records, salary information, and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in using, these assets has a direct adverse impact on the Company’s operations and profitability and will not be tolerated.

The Company provides computers, voice mail, electronic mail (e-mail), and Internet access to certain employees for the purpose of achieving the Company’s business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company’s computers or e-mail systems of any Company machine. You may not use e-mail, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the Company’s policies or the standards embodied in this Code.

You should not make copies of, or resell or transfer (externally or internally), copyrighted publications, including software, manuals, articles, books, and databases being used in the Company, that were created by another entity and licensed to the Company, unless you are authorized to do so under the applicable license agreement.

X.	REPORTING VIOLATIONS OF COMPANY POLICIES AND RECEIPT OF COMPLAINTS REGARDING FINANCIAL REPORTING OR ACCOUNTING ISSUES

You should report any violation or suspected violation of this Code to the appropriate Company personnel or via the Company’s anonymous and confidential reporting procedures. No one will be subject to retaliation because of good faith report of suspected misconduct.

The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that you promptly bring to the attention of the Compliance Officer or, if appropriate, the Chair of the Audit Committee, any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation, or reasonably could be expected to give rise to a violation, of this Code.

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Report of complaints or concerns regarding accounting, internal accounting controls and auditing matters.  You should report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices to the Compliance Officer, or, if appropriate, the Chairman of the Audit Committee. All such complaints will be forwarded to the Audit Committee. Such complaints will be forwarded promptly, except any complaints that are determined to be without merit by both the Company’s Compliance Officer and Chairman of the Audit Committee may instead be reported at the next regularly scheduled meeting of the Audit Committee. The Audit Committee will evaluate the merits of any complaints received and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the complaint. No one will be subject to retaliation because of a good faith report of a complaint or concern regarding Accounting Issues.

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Use common sense and good judgment; Act in good faith. You are expected to become familiar with and to understand the requirements of this Code. If you become aware of a suspected violation, don’t try to investigate it or resolve it on your own. Prompt disclosure to the appropriate parties is vital to ensuring a thorough and timely investigation and resolution. The circumstances should be reviewed by appropriate personnel as promptly as possible, and delay may affect the results of any investigation. A violation of the Code or of applicable laws and/or governmental regulations is a serious matter and could have legal implications. Allegations of such behavior are not taken lightly and should not be made to embarrass someone or put him or her in a false light. Reports of suspected violations should always be made in good faith.

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Internal investigation. When an alleged violation of the Code, applicable laws and/or governmental regulations is reported, the Company will take appropriate action in accordance with the compliance procedures outlined in Section 11 of the Code. You are expected to cooperate in internal investigations of alleged misconduct or violations of the Code or of applicable laws or regulations.

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No fear of retaliation. It is Company policy that there be no intentional retaliation against any person who provides truthful information to a Company or law enforcement official concerning a possible violation of any law, regulation or Company policy, including this Code. Persons who retaliate may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment. In cases in which you report a suspected violation in good faith and are not engaged in the questionable conduct, the Company will attempt to keep its discussions with you confidential to the extent reasonably possible. In the course of its investigation, the Company may find it necessary to share information with others on a “need to know” basis. No retaliation shall be taken against you for reporting alleged violations while acting in good faith.

XI.            COMPLIANCE PROCEDURES

The Company has established this Code as part of its overall policies and procedures. To the extent that other Company policies and procedures conflict with this Code, you should follow this Code. The Code applies to all Company directors and Company employees, including all officers, in all locations.

The Code is based on the Company’s core values, good business practices and applicable law. The existence of a Code, however, does not ensure that directors, officers and employees will comply with it or act in a legal and ethical manner. To achieve optimal legal and ethical behavior, the individuals subject to the Code must know and understand the Code as it applies to them and as it applies to others. You must champion the Code and assist others in knowing and understanding it.

•	Compliance. You are expected to become familiar with and understand the requirements of the Code. Most importantly, you must comply with it.

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Corporate Compliance Management. The Company’s General Counsel shall act as the Corporate Compliance Officer. The Compliance Officer shall oversee communication, training, monitoring, and overall compliance with the Code, and, with the assistance and cooperation of the Company’s officers, directors and managers, foster an atmosphere where employees are comfortable in communicating and/or reporting concerns and possible Code violations.

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Internal Reporting of Violations. The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in this Code mandate that all employees, officers and directors of the Company report suspected violations in accordance with Section 10 of this Code.

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Access to the Code. The Company shall ensure that employees, officers and directors may access the Code on the Company’s website. In addition, each current employee will be provided with a copy of the Code. New employees will receive a copy of the Code as part of their new hire information. From time to time, the Company will sponsor employee training programs in which the Code and other Company policies and procedures will be discussed.

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Monitoring. The officers of the Company shall be responsible to review the Code with all of the Company’s managers. In turn, the Company’s managers with supervisory responsibilities should review the Code with his/her direct reports. Managers are the “go to” persons for employee questions and concerns relating to the Code, especially in the event of a potential violation. Managers or supervisors will immediately report any violations or allegations of violations to Compliance Officer. Managers will work with Compliance Officer in assessing areas of concern, potential violations, any needs for enhancement of the Code or remedial actions to effect the Code’s policies and overall compliance with the Code and other related policies.

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Internal Investigation. When an alleged violation of the Code is reported, the Company shall take prompt and appropriate action in accordance with the law and regulations and otherwise consistent with good business practice. The Compliance Officer shall promptly inform the Chairman of the Audit Committee of any reported, alleged violation. If the suspected violation appears to involve either a possible violation of law or an issue of significant corporate interest, or if the report involves a complaint or concern of any person, whether employee, a shareholder or other interested person regarding the Company’s financial disclosure, internal accounting controls, questionable auditing or accounting matters or practices or other issues relating to the Company’s accounting or auditing, then the manager or investigator should immediately notify the Compliance Officer, who, in turn, shall immediately notify the Chairman of the Audit Committee. If a suspected violation involves any director or executive officer or if the suspected violation concerns any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal controls, any person who received such report should immediately report the alleged violation to the Compliance Officer and if appropriate, the Chief Executive Officer, Chief Financial Officer, and/or the Chairman of the Audit Committee. The Compliance Officer or the Chairman of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action. At a point in the process consistent with the need not to compromise the investigation, a person who is suspected of a violation shall be apprised of the alleged violation and shall have an opportunity to provide a response to the investigator.

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Disciplinary Actions. Subject to the following sentence, the Compliance Officer, after consultation with the Chief Executive Officer, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. If a violation has been reported to the Audit Committee or another committee of the Board, that Committee shall be responsible for determining appropriate disciplinary action. Any violation of applicable law or any deviation from the standards embodied in this Code will result in disciplinary action, up to and including termination of employment. In addition to imposing discipline upon employees involved in non-compliant conduct, the Company also will impose discipline, as appropriate, upon an employee’s supervisor, if any, who directs or approves such employees’ improper actions, or is aware of those actions but does not act appropriately to correct them, and upon other individuals who fail to report known non-compliant conduct. In addition to imposing its own discipline, certain violations of this Code may require the Company to bring the violation to the attention of appropriate law enforcement personnel.

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Retention of Reports and Complaints. All reports and complaints made to or received by the Compliance Officer or the Chair of the Audit Committee shall be logged into a record maintained for this purpose by the Compliance Officer and this record of such report shall be retained for five (5) years.

•	Required Government Reporting. Whenever conduct occurs that requires a report to the government, the Compliance Officer shall be responsible for complying with such reporting requirements.

Waivers of the Code of Business Conduct and Ethics.
Any waiver of this Code for officers or directors may be made only by the Board of Directors and will be promptly disclosed as required by law or regulation. A waiver of this Code for all other employees may be made only by the Company's Legal Department.

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Corrective Actions. Subject to the following sentence, in the event of a violation of the Code, the manager and the Compliance Officer should assess the situation to determine whether the violation demonstrates a problem that requires remedial action as to Company policies and procedures. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate remedial or corrective actions. Such corrective action may include providing revised public disclosure, retraining Company employees, modifying Company policies and procedures, improving monitoring of compliance under existing procedures and other action necessary to detect similar non-compliant conduct and prevent it from occurring in the future. Such corrective action shall be documented, as appropriate.

XII.	PUBLICATION OF THE CODE OF BUSINESS CONDUCT AND ETHICS; AMENDMENTS AND WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

The most current version of this Code will be posted and maintained on the Company’s website at www.netsoltek.com and filed as an exhibit to the Company’s Annual Report on Form 10-KSB. The Company’s Annual Report on Form 10-KSB shall disclose that the Code is maintained on the website and shall disclose that substantive amendments and waivers will also be posted on the company’s website.

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Any substantive amendment or waiver of this Code (i.e., a material departure from the requirements of any provision) particularly applicable to or directed at executive officers or directors may be made only after approval by the Board of Directors after receiving a recommendation from a committee comprised of a majority of independent directors and will be disclosed within five (5) business days of such action (a) on the Company’s website for a period of not less than twelve (12) months and (b) in a Form 8-K filed with the Securities and Exchange Commission. Such disclosure shall include the reasons for any waiver. The Company shall retain the disclosure relating to any such amendment or waiver for not less than five (5) years.